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                                                                   EXHIBIT 10.35

                              RESIGNATION AGREEMENT


     THIS RESIGNATION AGREEMENT is made the 28th day of October, 1996 between Howard R. Girbach ("EMPLOYEE") and Portola Packaging, Inc. ("COMPANY").



                                 R E C I T A L S


     A.   Employee is the Corporate Vice President of Company.

     B. Company and Employee are parties to a stock option agreement dated November 17, 1992, for 80,000 shares of the common stock of Company, and a stock option agreement also dated November 17, 1992, for 60,000 shares with vesting based on certain "Put Value" thresholds (collectively "STOCK OPTIONS").

     C. Company and Employee wish to terminate Employee's employment with Company and to set forth their agreement regarding the same.


     NOW THEREFORE, Employee and Company agree as follows:

     1. RESIGNATION DATE. Employee resigns his position as an officer of Company upon signing this Agreement, and as an employee of Company effective August 31, 1997 ("RESIGNATION DATE"). Employee has previously resigned as a Director, Chief Executive Officer and Vice Chairman of Portola Packaging Canada, Ltd.

     2. SALARY CONTINUATION PAYMENTS. Until December 31, 1996, and regardless of whether Employee has obtained other employment, Company will continue to pay Employee monthly an amount equal to his current monthly salary less applicable state and federal withholdings. Payment will be made at Company's normal salary payment dates. Salary Continuation will not in any event commence before the expiration of eight (8) days after Employee signs this Agreement unless Employee revokes this Agreement within seven days after he signs this Agreement as provided in Paragraph 14.

          If Employee has not obtained other employment by January 1, 1997, then starting on that date and continuing until Employee obtains other employment or August 31, 1997, whichever first occurs, Company will pay Employee monthly an amount equal to his current monthly salary less applicable state and federal withholdings, provided, that if Employee obtains other employment prior to August 31, 1997, Company will pay to Employee a lump sum equal to Employee's current base salary from the date of other employment or January 1, 1997, whichever last occurs, to August 31, 1997, or Seventy Five Thousand Dollars ($75,000), whichever is the lesser amount.


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Girbach Resignation Agreement
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          Salary Continuation Payments will be made to Employee in the State of
Texas.

          Employee will be permitted to use an office and to make reasonable use of Company's communication and secretarial services until Employee obtains other employment or August 31, 1997, whichever first occurs. Employee agrees to make himself available to consult exclusively with the President of Company at his request on corporate matters within the scope of Employee's previous responsibilities.

     3. COMPANY PROPERTY. Within ten (10) days after signing this Agreement, Employee will return to Company his office keys, security card, Company credit card(s) and all other Company property in his possession. Employee agrees that he will deliver to Company and not keep or deliver to anyone else, any and all records, documents, notes, memoranda, specifications, devices, and in general any and all material relating to Company's business.

     4.   STOCK OPTIONS.   Shares under the Stock Options will continue to vest
under the terms of the Options until, but not after, Employee's Resignation Date (August 31, 1997), provided, Employee may exercise one of the following choices with respect to said Options:

     (a) Elect to purchase some or all vested shares for the cash exercise price and within the time set forth in the Options, or allow the rights to expire.

     (b) In lieu of cash, Employee may pay the exercise price by delivery of shares of Company's Class B Common Stock, Series 1, otherwise held by Employee for not less than six (6) months prior to the date of exercise, subject to the withholding or reduction of the number of shares issued upon exercise of the Option sufficient to generate payment by Employee of withholding taxes incurred on any such exercise, and the delivery of shares otherwise held by Employee to satisfy income taxes of Employee in excess of withholding requirements, and provided further, that Employee may exercise this payment choice only if there will be no charge to the financial statement earnings of the Company, and the Company obtains the consent of its secured lenders.

     5. OUTPLACEMENT SERVICES. Company will provide Employee with outplacement services until Employee obtains other employment or August 31, 1997, whichever first occurs, at no cost or expense to Employee.

     6. CONFIDENTIAL INFORMATION. Employee agrees to hold in strictest confidence and not to disclose to any person, firm, or corporation or to use to compete with Company, without the express written authorization of Company,any confidential or proprietary information relating to Company's business. Confidential or Proprietary Information includes, but is not limited to: trade secrets, processes, formulas, computer


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Girbach Resignation Agreement
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programs, data, know-how, inventions, improvements, techniques, marketing plans, forecasts, discounts, and customer and supplier lists.

     7. NON-SOLICITATION OF EMPLOYEES. Employee agrees that for a period of one year after the execution of this Agreement, he will not attempt to induce or assist employees of Company either to cease employment with Company or to accept employment with any competitor of Company.

     8. CONTINUATION OF BENEFITS. Employee will continue to be covered by Company's medical plans and group insurance in which Employee is currently enrolled until Employee obtains other employment or August 31, 1997, whichever first occurs. Upon the termination of Employee's medical coverage, Employee will be entitled to elect his COBRA right to extend coverage at his own cost and expense and Company will provide Employee with the necessary forms to make his election. Employee's automobile allowance will continue to be paid until December 31, 1996.

     9. PARTICIPATION IN BONUS PLAN. Employee will be paid a bonus by Company for the fiscal year ending August 31, 1996 to the extent Employee has earned the same under the terms of Company's 1996 Bonus Plan. Payment will be made on January 2, 1997. Employee recognizes that pursuant to said Plan, amounts awarded are at the absolute discretion of Company and also subject to certain covenants in Company's loan agreements.

          Employee will not be entitled to a bonus for the fiscal year ending August 31, 1997.

     10. RELEASE. In consideration of the Salary Continuation and the other consideration received hereunder, Employee hereby releases and discharges Company (and its directors, officers, shareholders, agents, employees and attorneys) from any and all debts, demands, actions, causes of action, suits, claims or liabilities of any kind, both at law and in equity, which Employee or his successors in interest now have, ever have had or may have in the future, known or unknown, suspected or unsuspected, against Company arising from or in any manner related to Employee's employment with Company or the termination of such employment. This release includes any claim for wrongful discharge, breach of the covenant of good faith and fair dealing, defamation, interference, fraud or misrepresentation, benefits, vacation pay, severance or other compensation of any sort, harassment or discrimination on the basis of race, color, national origin, religion, age, sex, sexual orientation, disability or marital status, and/or violation of any and all statutes, rules, regulations or ordinances whether state, federal or local, including without limitation the Fair Employment and Housing Act, as amended, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the Americans with Disabilities Act. As used in this paragraph, the term "employment" shall mean employment with Company that has occurred prior to the Resignation Date.


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Girbach Resignation Agreement
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     11.  ACKNOWLEDGEMENTS.  Employee acknowledges that he is waiving and releasing any rights he may have against Company and that this waiver and release is knowing and voluntary. Employee and Company agree that this waiver and release does not apply to any rights or claims that may arise from events occurring after the date Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled.

     12. FREE NEGOTIATION OF AGREEMENT. Employee and Company acknowledge that this Agreement was freely entered into and negotiated and that both parties had the opportunity to make proposals, counter proposals and to exchange information and that neither party took a fixed position in regard to reaching this Agreement.

     13. LEGAL AND FINANCIAL ADVICE. Employee further acknowledges that he has been advised to consult an attorney and a financial advisor for advice regarding the effect of this Agreement prior to signing it. Employee also acknowledges that he was offered and was advised to take at least twenty-one (21) days to consider this Agreement before signing it. Employee understands that he has the right to revoke this Agreement for seven (7) days after signing and that this Agreement shall not be effective until the revocation period has expired. Employee acknowledges his understanding that if he revokes this Agreement within seven (7) days after he signs this Agreement, Employee shall not receive the Salary Continuation, the Option Amendment, the Continuation of Benefits, and the other benefits provided for in the preceding paragraphs of this Agreement. Employee acknowledges that the only promises made to him about this Agreement are contained in this Agreement.

     14. WAIVER. Employee has read and fully understands the statutory language of Section 1542 of the Civil Code of the State of California and, having been so apprised, and except as provided herein, agrees nevertheless to waive any and all rights or benefits which he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code which states:

          "SECTION 1542. GENERAL RELEASE; EXTENT. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

     15. FULL AGREEMENT. This Agreement supersedes any prior written or verbal adjustment of the termination of Employee's employment and constitutes a complete resolution of all claims against Company. There may be no modification of this Agreement except in writing signed by the party to be bound. If any of the above provisions are found null, void, or inoperative for any reason, the remaining provisions will remain in full force and effect.


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     16.  NON-ADMISSION.  This Agreement constitutes the compromise and settlement of disputed claims. Nothing contained in this Agreement shall constitute, be construed as, or be deemed to be an admission of fault, liability or wrongdoing on the part of any party. Company and Employee expressly deny any fault, liability or wrongdoing on behalf of themselves and on behalf of each other.

     17. FULL UNDERSTANDING. Employee and Company acknowledge that they have read the above paragraphs and full understand the terms, nature, and effect of this Resignation Agreement, which they voluntarily execute in good faith and deem to be a fair and equitable settlement of this matter.

     IN WITNESS WHEREOF, the parties have executed this Resignation Agreement as of the date set forth above.


PORTOLA PACKAGING, INC.                     EMPLOYEE


By:  /s/ Jack L. Watts                      /s/ Howard R. Girbach
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     Jack L. Watts, President               Howard R. Girbach